Exhibit 99.1

Ultratech Announces Fourth Quarter and Year End 2007 Results

SAN JOSE, Calif.--(BUSINESS WIRE)--Ultratech, Inc. (Nasdaq:UTEK) today announced unaudited results for the three-month and one year periods ended December 31, 2007.

For the fourth quarter of fiscal 2007, Ultratech reported net sales of $29.7 million, as compared to $24.7 million during the fourth quarter of fiscal 2006. Ultratech’s net income for the fourth quarter of 2007 was $2.1 million, or $0.09 per share (diluted), as compared to a net loss of $6.8 million, or $0.29 per share for the same quarter last year. Ultratech’s net sales for the year ended December 31, 2007 were $112.3 million, as compared to $119.6 million for fiscal 2006. Ultratech posted a net loss for the year ended December 31, 2007 of $1.0 million, or $0.04 per share, as compared with a net loss of $9.0 million or $0.38 per share in fiscal 2006.

Arthur W. Zafiropoulo, President and Chief Executive Officer, stated, “During the fourth quarter, the fruits of our year-long initiative to return to profitability were achieved. We continued to increase our order momentum and margins, while dropping our breakeven point. The advanced packaging business continued to drive our revenues for the quarter specifically in the 300mm solder bump area. In the laser processing area, we are pleased to announce that we have successfully won several head-to-head bids over our competition and our laser spike anneal (LSA) process has been chosen by several IDM and foundry customers as the process-of-record (PoR) for both 65nm and 45nm.”

“2007 was a year of progress for Ultratech. We worked diligently to better understand our customers’ requirements and to provide solutions in our served markets,” continued Zafiropoulo. “During the year, actions were put in place to restructure our global operations to reflect changing markets, achieve increased capital productivity in our manufacturing strategy and streamline our cost structure to drive efficiencies throughout our business.”

“In 2008 we expect to continue to make progress in improving our current business results through controlling our operating expenses, while driving for growth and investing in the key initiatives that we believe will result in sustained performance. Our goals are well-defined — we want to grow faster than the industry, drive positive cash flow and create value over the long-term for our stockholders,” Zafiropoulo concluded.

At December 31, 2007, Ultratech had $132 million in cash, cash equivalents and short-term investments. Working capital was $162 million and stockholders’ equity was $7.59 per share based on 23,371,055 total shares outstanding on December 31, 2007.

Conference Call Information

The conference call will be broadcast live over the Internet beginning at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time on Thursday, January 31, 2008. To listen to the call over the Internet or to obtain telephone dial-in information for the call, please go to Ultratech’s web site at www.ultratech.com. If you are unable to attend the live conference call, a replay will be available on Ultratech’s web site. If you do not have Internet access, a replay of the call will be available three hours after the conclusion of the call and run until 9:00 p.m. Pacific Time, February 2, 2008. You may access the telephone replay by dialing 800-642-1687 for domestic callers, 706-645-9291 for international callers and entering access code: 30358317.

Profile

Ultratech, Inc. (NasdaqGM:UTEK) designs, manufactures and markets photolithography and laser processing equipment. Founded in 1979, Ultratech is a market leader in gold and solder bump lithography, in addition to being a pioneer of laser processing. Its advanced-packaging lithography systems deliver strong cost-of-ownership, repeatability and throughput advantages, and are used worldwide in the fabrication of semiconductors and FPDs. Ultratech’s advanced laser processing technology enhances yields, while enabling a cost-effective transfer to 65nm and below production, and is being integrated into the manufacturing lines of leading-edge semiconductor manufacturers. Ultratech’s home page on the World Wide Web is located at: www.ultratech.com.

Certain of the statements contained herein, which are not historical facts and which can generally be identified by words such as “anticipates,” “expects,” “intends,” “will,” “could,” “believes,” “estimates,” “continue,” and similar expressions, are forward-looking statements under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties, such as risks related to our dependence on new product introductions and market acceptance of new products and enhanced versions of our existing products; lengthy sales cycles, including the timing of system installations and acceptances; lengthy and costly development cycles for laser-processing and lithography technologies and applications; integration, development and associated expenses of the laser processing operation; delays, deferrals and cancellations of orders by customers; cyclicality in the semiconductor and nanotechnology industries and general economic conditions including impact on capital spending; pricing pressures and product discounts; high degree of industry competition; intellectual property matters; expiration of licensing arrangements, and the resulting adverse impact on our licensing revenues; changes to financial accounting standards; changes in pricing by us, our competitors or suppliers; customer concentration; international sales; timing of new product announcements and releases by us or our competitors; ability to volume produce systems and meet customer requirements; sole or limited sources of supply; ability and resulting costs to attract or retain sufficient personnel to achieve our targets for a particular period; dilutive effect of employee stock option grants on net income per share, which is largely dependent upon us achieving and maintaining profitability and the market price of our stock; mix of products sold; rapid technological change and the importance of timely product introductions; outcome of litigation; manufacturing variances and production levels; timing and degree of success of technologies licensed to outside parties; product concentration and lack of product revenue diversification; inventory obsolescence; asset impairment; effects of certain anti-takeover provisions; announced and future acquisitions; volatility of stock price; foreign government regulations and restrictions; business interruptions due to natural disasters or utility failures; environmental regulations; and any adverse effects of terrorist attacks in the United States or elsewhere, or government responses thereto, or military actions in Iraq, Afghanistan and elsewhere, on the economy, in general, or on our business in particular. Such risks and uncertainties are described in Ultratech’s SEC reports including its Annual Report on Form 10-K filed for the year ended December 31, 2006 as amended and Quarterly Report on Form 10Q for the quarter ended September 30, 2007. Due to these and additional factors, the statements, historical results and percentage relationships set forth herein are not necessarily indicative of the results of operations for any future period. These forward-looking statements are based on management’s current beliefs and expectations, some or all of which may prove to be inaccurate, and which may change. We undertake no obligation to revise or update any forward-looking statements to reflect any event or circumstance that may arise after the date of this release.

ULTRATECH, INC. CONDENSED CONSOLIDATED BALANCE SHEETS

	Dec. 31,	Dec. 31,
(In thousands )	2007	2006*
ASSETS	(Unaudited)

Current assets:
Cash, cash equivalents, and short-term investments	$131,998	$78,090
Accounts receivable	30,562	18,054
Inventories	29,128	40,988
Prepaid expenses and other
current assets	3,874	2,181
Total current assets	195,562	139,313

Long-term investments	-	48,328

Equipment and leasehold improvements, net	16,826	20,326

Demonstration inventories, net	3,652	4,717

Other assets	2,601	3,366

Total assets	$218,641	$216,050

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable	$5,794	$6,974
Accounts payable	8,200	10,440
Deferred product and service income	10,161	2,950
Other current liabilities	9,552	13,998
Total current liabilities	33,707	34,362

Other liabilities	7,534	7,580

Stockholders' equity	177,400	174,108

Total liabilities and stockholders' equity	$218,641	$216,050

* The balance sheet as of December 31, 2006 has been derived from the audited financial statements as of that date.
ULTRATECH, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Year Ended
(In thousands, except per share amounts)	Dec. 31 2007	Dec. 31 2006	Dec. 31 2007	Dec. 31 2006
Total net sales*	$29,743	$24,703	$112,310	$119,633

Cost of sales:
Cost of products sold	12,598	14,606	53,834	64,256
Cost of services	2,623	1,991	9,617	9,353
Total cost of sales	15,221	16,597	63,451	73,609
Gross profit	14,522	8,106	48,859	46,024
Operating expenses:
Research, development, and engineering	5,654	6,557	23,435	26,206
Selling, general, and administrative	7,302	9,675	31,191	34,189
Operating income (loss)	1,566	(8,126)	(5,767)	(14,371)
Interest expense	(107)	(98)	(701)	(237)
Interest and other income, net	899	1,820	5,710	6,594

Income (loss) before tax	2,358	(6,404)	(758)	(8,014)
Income taxes	293	402	286	954
Net income (loss)	$2,065	($6,806)	($1,044)	($8,968)
Earnings per share - basic:
Net income (loss)	$0.09	($0.29)	($0.04)	($0.38)
Number of shares used in per share calculations - basic	23,413	23,213	23,354	23,764

Earnings per share - diluted:
Net income (loss)	$0.09	($0.29)	($0.04)	($0.38)
Number of shares used in per share calculations - diluted	23,514	23,213	23,354	23,764

* Systems Sales	$22,771	$17,322	$80,680	$87,890
Parts Sales	3,100	4,167	15,903	17,387
Service Sales	3,872	3,214	15,627	14,156
License Sales	-	-	100	200
Total Sales	$29,743	$24,703	$112,310	$119,633

(UTEK-F)

CONTACT:
Ultratech
Bruce Wright, 408-321-8835
Sr. Vice President, Finance/CFO
or
Laura Rebouche’, 408-321-8835
Vice President of Investor Relations and
Corporate Communications